Exhibit 10.33
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (“Agreement”) is made as of December 20, 2005, by and between Allis-Chalmers Energy Inc., a Delaware corporation (“Buyer”) and Joe Van Matre, an individual resident in Lafayette, Louisiana (“Seller”).
R E C I T A L S
     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (“Shares”) of capital stock of Specialty Rental Tools Inc., a Louisiana corporation (“Company”), for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
“Applicable Contract”—any Contract (a) under which Company has or may acquire any rights, (b) under which Company has or may become subject to any obligation or liability, or (c) by which Company or any of the assets owned or used by it is or may become bound.
“Balance Sheet”—as defined in Section 3.4.
“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.
“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any valid claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Breakup Fee”—as defined in Section 7.8.
“Buyer”—as defined in the first paragraph of this Agreement.
“Closing”—as defined in Section 2.3.
“Closing Date”—the date and time as of which the Closing actually takes place.
“Code”—the Internal Revenue Code of 1986, as amended.
“Company”—as defined in the Recitals of this Agreement.
“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:
     (a) the sale of the Shares by Seller to Buyer;
     (b) the execution, delivery, and performance of the Employment Agreement, Lease Agreement and the Seller’s Release;
     (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and
     (d) Buyer’s acquisition and ownership of the Shares and exercise of control over the Company.
“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
“Contribution”—as defined in Section 2.7.
“Damages”—as defined in Section 10.2.
“Disclosure Letter”—the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Employment Agreement”—as defined in Section 2.4(a)(iii).
“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
“Environmental Law”—any Legal Requirement that requires or relates to:
(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e) protecting resources, species, or ecological amenities;
(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.
“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.
“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body”—any:
(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
(d) multi-national organization or body; or
(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.
“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Intellectual Property Assets” —as defined in Section 3.22.
“Interim Balance Sheet”—as defined in Section 3.4.
“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.;
A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
“Lease Agreement”—as defined in Section 2.4(a)(v).
“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
“Make Whole Amount”—as defined in Section 2.6
“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and
(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
“Plan”—as defined in Section 3.13.
“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Related Person”—with respect to a particular individual:
(a) each other member of such individual’s Family;
(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(b) any Person that holds a Material Interest in such specified Person;
(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
(d) any Person in which such specified Person holds a Material Interest;
(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
(f) any Related Person of any individual described in clause (b) or (c).
For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Section 338(h)(10) Elections”—as defined in Section 2.5.
“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Seller”—as defined in the first paragraph of this Agreement.
“Seller’s Release”—as defined in Section 2.4.
“Shares”—as defined in the Recitals of this Agreement.
“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
2. SALE AND TRANSFER OF SHARES; CLOSING
2.1 SHARES
            Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.
2.2 PURCHASE PRICE
            The purchase price (the “Purchase Price”) for the Shares will be $83,600,000 which includes the Make Whole Amount which represents additional Purchase Price.
2.3 CLOSING
            The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer at 5075 Westheimer, Suite 890, Houston, Texas 77056 at 10:00 a.m. (local time) on the earliest date following January 2, 2006, and when all the conditions precedent of Seller and Buyer as described in Sections 7 and 8 of this Agreement have been satisfied or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 CLOSING OBLIGATIONS
            At the Closing:
            (a) Seller will deliver to Buyer:
(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;
(ii) release in the form of Exhibit 2.4(a)(ii) executed by Seller (collectively, “Seller’s Release”);
(iii) employment agreement in the form of Exhibit 2.4(a)(iii), executed by Seller (“Employment Agreement”);
(iv) a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5);
(v) a lease agreement in the form of Exhibit 2.4(a)(v) executed by Seller on the real property and buildings operated by the Company in Broussard, Louisiana (“Lease Agreement”); and
(vi) an affidavit stating that the Seller’s United States taxpayer identification number and that the Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code.
            (b) Buyer will deliver to Seller:
(i) the amount of $83,600,000 by wire transfer to an account specified by Seller;
(ii) a certificate executed by Buyer representing and warranting to Seller that each of Buyer’s representations in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;
(iii)the Employment Agreement executed by Buyer; and
(iv)the Lease Agreement executed by the Company.

2.5 SECTION 338 (h)(10) ELECTION
            If Buyer decides in its sole discretion to make a Section 338(h)(10) Election pursuant to the Code with respect to the sale and purchase of Shares under this Agreement, Seller and Buyer agree to join in making the election under Section 338(h)(10) (and any corresponding elections under state, local or foreign tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the Shares of the Company to Buyer.
2.6 ADDITIONAL PURCHASE PRICE FOR 338(h)(10) ELECTIONS
            In making the Section 338(h)(10) Elections, Buyer will include in payment to Seller an amount of $6,000,000 as additional Purchase Price (“Make Whole Amount”). The Make Whole Amount represents incremental Taxes payable by Seller as a result of the Section 338(h)(10) Elections and additional Taxes payable by Seller as a result of consideration paid to Seller for such incremental Taxes payable. The Make Whole Amount shall be treated as additional Purchase Price by both Seller and Buyer in accordance with Section 5.9(d). Following the Section 338(h)(10) Elections, in the event that the Make Whole Amount is less than the incremental Taxes incurred by Seller as a result of the Section 338(h)(10) Elections, then Buyer will pay to Seller within ten days following determination, such additional incremental Taxes (and additional Taxes as a result of consideration paid). Following the Section 338(h)(10) Elections, in the event that the Make Whole Amount is more than the incremental Taxes payable by Seller (and additional Taxes as a result of consideration paid) as a result of the Section 338(h)(10) Elections, then Seller shall pay to Buyer the difference in such amount and the Make Whole Amount within ten days of such determination.
2.7 CONTRIBUTION TO COMPANY
            As additional consideration for this Agreement, Buyer and Seller have agreed that, at Closing, Buyer shall contribute to the Company $12,400,000 less an amount equal to Company’s cash on hand on the Closing Date (“Contribution”) for the payment on the Closing Date by the Company of bonuses and commissions to certain employees and non-employees of the Company. The Contribution by Buyer together with the cash of the Company on hand on the Closing Date shall be used exclusively for the payment by the Company of said bonuses and commissions in such amounts, the total of which shall not exceed $12,400,000, and to the individuals selected by Seller in his sole discretion.
3. REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:
3.1 ORGANIZATION AND GOOD STANDING
            (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
            (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.
3.2 AUTHORITY; NO CONFLICT
          (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Employment Agreement and the Seller’s Release (collectively, the “Seller’s Closing Documents”), the Seller’ Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform their obligations under this Agreement and the Seller’s Closing Documents.
          (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;
     (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;
     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by the Company;
     (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax other than as a result of the Company no longer being a Subchapter S corporation;

     (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;
     (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
     (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.
Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
3.3 CAPITALIZATION
               The authorized equity securities of the Company consist of 10,000 shares of common stock, no par value, of which 225 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of all the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
3.4 FINANCIAL STATEMENTS
               Seller has delivered to Buyer: (a) audited consolidated balance sheets of the Company as at December 31 in each of the years 2002 through 2003, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of UHY Mann Frankfort Stein & Lipp, independent certified public accountants, (b) an audited consolidated balance sheet of the Company as at December 31, 2004 (including the notes thereto, the “Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of UHY Mann Frankfort & Stein, independent certified public accountants, and (c) an audited consolidated balance sheet of the Company as at September 30, 2005 (the “Interim Balance Sheet”) and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the 9 months then ended, including in each case the notes thereto together with the report thereon of UHY Mann Frankfort Stein & Lipp, independent certified public accountants. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.
3.5 BOOKS AND RECORDS
               The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
3.6 TITLE TO PROPERTIES; ENCUMBRANCES
               Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned or leased by the Company in Broussard, Louisiana lie wholly within the boundaries of the real property leased by the Company in Broussard, Louisiana and do not encroach upon the real property of, or otherwise conflict with the real property rights of, any other Person.
3.7 CONDITION AND SUFFICIENCY OF ASSETS
               The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing.
3.8 ACCOUNTS RECEIVABLE
               All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9 INVENTORY
               All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.
3.10 NO UNDISCLOSED LIABILITIES
               Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.
3.11 TAXES
               (a) The Company has filed properly or timely caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since 2001. The Seller and the Company have timely paid or will pay, or made provision for the payment of, all Taxes with respect to the Company in respect of periods or portions thereof beginning prior to and ending on or prior to the Closing Date, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. No item of income or gain reported by the Company for financial accounting purposes in any pre-Closing period is required to be included in taxable income of the Company for a post-Closing period.
               (b) The United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2001. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since 2001, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither Seller or the

Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.
               (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
               (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. During the consistency period (as defined in Section 338(h)(4) of the Code with respect to the sale of the Shares to Buyer), the Company or target affiliate (as defined in Section 338(h)(6) of the Code with respect to the sale of the Shares to Buyer) has not sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the Code) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.
               (e) The Company is an S corporation as defined in the Code Section 1361 and has been treated in a similar manner for purposes of the income tax laws for all states in which it has been subject to taxation where such treatment is legally available, and the Company is not and has not been subject to either the built-in gains tax under Code Section 1374 or the passive income tax under Code Section 1375. Part 3.11(e) of the Disclosure Letter lists all the states and localities with respect to which the Company is required to file any corporate income or franchise tax returns and sets forth whether the Company is treated as the equivalent of an S corporation by or with respect to each such state or locality. The Company has properly filed Tax Returns with and paid and discharged any liabilities for Taxes in any states or localities in which it is subject to Tax. Neither Seller or the Company knows or has reason to believe, after consultation with tax counsel, that the Buyer’s acquisition of the Company’s capital stock pursuant to this Agreement would not qualify as a “qualified stock purchase” within the meaning of Section 338 of the Code and the Treasury Regulations thereunder, as to which an election properly may be made under Section 338(h)(10). The Company has no operations or activities outside of the United States.
               (f) Seller and the Company have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
               (g) The disallowance of a deduction under Code Section 162(m) for employee remuneration will not apply to any amount paid or payable by Seller under any contractual arrangement currently in effect.

3.12 NO MATERIAL ADVERSE CHANGE
               Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Company, and no event has occurred or circumstance exists that may result in such a material adverse change.
3.13 EMPLOYEE BENEFITS
               The Seller has delivered to the Buyer a true, correct and complete list (which is set forth on Part 3.13 of the Disclosure Letter) of all employee benefit plans of the Company, including all written employment agreements and all other agreements or arrangements that could obligate the Company or any affiliate of the Company to make any severance, change-of-control or other, similar payments and all deferred compensation agreements, together with true, correct and complete copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby. Except for the employee benefit plans, if any, described on Part 3.13 of the Disclosure Letter, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an “employee pension benefit plan,” and the Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Company’s employees, other than the plans set forth on Part 3.13 of the Disclosure Letter. The Company is not now, nor as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation (other than for premium payments) or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed in Part 3.13 of the Disclosure Letter and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company or any subsidiary with respect to any plan listed in Part 3.13 of the Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the Unaudited Balance Sheets of the Company.
               Compliance with the Code and ERISA. All employee benefit plans listed in Part 3.13 of the Disclosure Letter that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Part 3.13 of the Disclosure Letter. To the Seller’s Knowledge, except as disclosed in Part 3.13 of the Disclosure Letter, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or Returns) have been timely filed or distributed, and copies thereof are included as part of

Part 3.13 of the Disclosure Letter. No plan listed in Part 3.13 of the Disclosure Letter, or the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. To the Sellers’ Knowledge, no employee benefit plan listed in Part 3.13 of the Disclosure Letter has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred (i) any liability for excise tax or penalty payable to the Internal Revenue Service, or (ii) any liability to the Pension Benefit Guaranty Corporation (other than for premium payments). In addition:
          (i) there have been no terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;
          (ii) no plan listed in Part 3.13 of the Disclosure Letter that is subject to the provisions of Title IV of ERISA has been terminated;
          (iii) there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in Part 3.13 to the Disclosure Letter;
          (v) the Company has not incurred liability under Section 4062 of ERISA; and
          (vi) no circumstances exist pursuant to which the Company could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory Lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the Code) that includes the Company (“Controlled Group”).
The transactions contemplated by this Agreement together with any amounts paid or payable by the Company or any member of the Controlled Group have not resulted in and will not result in payments to “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company or any member of the Controlled Group which, individually or in the aggregate will constitute “excess parachute payments” (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.
3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
          (a) Except as set forth in Part 3.14 of the Disclosure Letter:

          (i) the Company is, and at all times since January 1, 2005, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
          (iii) the Company has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:
     (i) the Company is, and at all times since January 1, 2005, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;
     (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;
     (iii) the Company has not received, at any time since January 1, 2005 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

     (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conduct and operates such business and to permit the Company to owns and use its assets in the manner in which they currently owns and use such assets.
3.15 LEGAL PROCEEDINGS; ORDERS
               (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:
          (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or
          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.
               (b) Except as set forth in Part 3.15 of the Disclosure Letter:
          (i) there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject;
          (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and
          (iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.
               (c) Except as set forth in Part 3.15 of the Disclosure Letter:

          (i) the Company is, and at all times since January 1, 2005 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;
          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and
          (iii) the Company has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.
3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS
               Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:
               (a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock other than distribution to Seller of all funds in Company’s short-term investment account in the amount of $8,270,000 plus earnings through Closing, which distribution Buyer expressly approves;
               (b) amendment to the Organizational Documents of the Company;
               (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;
               (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;
               (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

               (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Company of at least $100,000;
               (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;
               (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $100,000;
               (i) material change in the accounting methods used by the Company; or
               (j) agreement, whether oral or written, by the Company to do any of the foregoing.
3.17 CONTRACTS; NO DEFAULTS
               (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller have delivered to Buyer true and complete copies, of:
          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $100,000;
          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000;
          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $100,000;
          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);
          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;
          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;
          (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;
          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;
          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
          (x) each power of attorney that is currently effective and outstanding;
          (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;
          (xii) each Applicable Contract for capital expenditures in excess of $100,000;
          (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and
          (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company’s office where details relating to the Contracts are located.
(b) Except as set forth in Part 3.17(b) of the Disclosure Letter:
          (i) neither Seller (and no Related Person of Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

          (ii) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.
(c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.
(d) Except as set forth in Part 3.17(d) of the Disclosure Letter:
          (i) the Company is, and at all times since January 1, 2005, has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by the Company is or was bound;
          (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 2005, has been, in full compliance with all applicable terms and requirements of such Contract;
          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and
          (iv) the Company has not given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.
               (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Seller and the Company, no such Person has made written demand for such renegotiation.
               (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 INSURANCE
          (a) Seller has delivered to Buyer:
          (i) true and complete copies of all policies of insurance to which Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the 5 years preceding the date of this Agreement;
          (ii) true and complete copies of all pending applications for policies of insurance; and
          (iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.
          (b) Part 3.18(b) of the Disclosure Letter describes:
          (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;
          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and
          (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
          (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the 3 preceding policy years:
          (i) a summary of the loss experience under each policy;
          (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth:
               (A) the name of the claimant;
               (B) a description of the policy by insurer, type of insurance, and period of coverage; and
               (C) the amount and a brief description of the claim; and
          (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:
          (i) All policies to which the Company is a party or that provide coverage to Seller, the Company, or any director or officer of the Company:
               (A) are valid, outstanding, and enforceable;
               (B) are issued by an insurer that is financially sound and reputable;
               (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed;
               (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;
               (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and
               (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.
          (ii) Neither Seller or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
          (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to Company or director thereof.
          (iv) The Company has given notice to the insurer of all claims that may be insured thereby.
3.19 ENVIRONMENTAL MATTERS
               Except as set forth in Part 3.19 of the Disclosure Letter:
               (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or

(ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
               (b) There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.
               (c) Neither Seller or the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
               (d) Neither Seller or the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or to the Knowledge of Seller and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.
               (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, the Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest except in full compliance with all applicable Environmental Laws.
               (f) There has been no Release or, to the Knowledge of Seller and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or Company has or had an interest, or to the Knowledge of Seller and the Company any geologically or hydrologically adjoining property, whether by Seller, the Company, or any other Person.
               (g) Seller have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.
3.20 EMPLOYEES
               (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.
               (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller’s Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.
               (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.21 LABOR RELATIONS; COMPLIANCE
          Since January 1, 2005, the Company has not been and is not a party to any collective bargaining or other labor Contract. Since January 1, 2005, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
     3.22 INTELLECTUAL PROPERTY
          (a) Intellectual Property Assets—The term “Intellectual Property Assets” includes:
     (i) the name “Specialty Rental Tools Inc.”, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);
     (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);
     (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”);
     (iv) all rights in mask works (collectively, “Rights in Mask Works”); and
     (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by the Company as licensee or licensor.
          (b) Agreements—Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.
          (c) Know-How Necessary for the Business
     (i) The Intellectual Property Assets are all those necessary for the operation of the Company’s businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.
     (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with one or more of the Company that assign to one or more of the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company.
          (d) Patents
     (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.
     (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.
     (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.
     (iv) To Seller’s Knowledge no Patent is infringed or has been challenged or threatened in any way. To Seller’s Knowledge none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.
          (e) Trademarks
     (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.
     (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.
     (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is Threatened with the respect to any of the Marks.
     (iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.
     (v) To Seller’s Knowledge no Mark is infringed or has been challenged or threatened in any way. To Seller’s Knowledge none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
     (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.
          (f) Copyrights
     (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.
     (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

     (iii) To Seller’s Knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Seller’s Knowledge none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.
     (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.
          (g) Trade Secrets
     (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.
     (ii) Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.
     (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company) or to the detriment of the Company. To Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.
     3.23 CERTAIN PAYMENTS
          Since January 1, 2004, neither the Company nor any director or officer of the Company, nor to Seller’s Knowledge any agent, employee or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
     3.24 DISCLOSURE
          (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
          (c) There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.
     3.25 RELATIONSHIPS WITH RELATED PERSONS
          Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company has, or since January 1, 2005, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. No Seller or any Related Person of Seller or of the Company is, or since has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company [other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms], or (ii) engaged in competition with Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company except for less than two percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.
     3.26 BROKERS OR FINDERS
          Seller and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     4.1 ORGANIZATION AND GOOD STANDING
          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2 AUTHORITY; NO CONFLICT
          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreement (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.
          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions [by Buyer] will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (i) any provision of Buyer’s Organizational Documents;
     (ii) any resolution adopted by the board of directors or the stockholders of Buyer;
     (iii) any Legal Requirement or Order to which Buyer may be subject; or
     (iv) any Contract to which Buyer is a party or by which Buyer may be bound.
Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 INVESTMENT INTENT
          Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     4.4 CERTAIN PROCEEDINGS
          There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
     4.5 BROKERS OR FINDERS
          Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.
5. COVENANTS OF SELLER PRIOR TO CLOSING DATE
     5.1 ACCESS AND INVESTIGATION
          Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.
     5.2 OPERATION OF THE BUSINESSES OF THE COMPANY
          Between the date of this Agreement and through and including the Closing Date Seller or the Company, as applicable, will:
     (a) conduct the business of the Company only in the Ordinary Course of Business;
     (b) use his Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;
     (c) confer with Buyer concerning operational matters of a material nature;
     (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company;
     (e) Company will pay off all bank debt to Iberia Bank or other notes payable up to a maximum of $3,600,000, excluding notes on vehicles;
     (f) Company will make a profit sharing plan contribution for 2005, at Company’s expense, not to exceed $200,000 and, thereafter, terminate the plan;
     (g) Company will pay the bonuses and commissions from the Contribution as described in Section 2.7;
     (h) Company will pay Tax resulting from the Company’s income and earnings (S corporation flow through) for 2005 and short-year 2006 of $5,400,000;

     (i) Company will pay to Seller the short term investment account of the Company of approximately $8,270,000 plus accrued interest, provided, however, the Company shall not contribute any additional amounts to such account; and
     (j) maintain the Accounts Receivable and accounts payable in the Ordinary Course of Business and not allow any material adverse change in the Accounts Receivable or accounts payable.
     5.3 NEGATIVE COVENANT
          Except as otherwise expressly permitted by this Agreement, in particular Section 5.2, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.
     5.4 REQUIRED APPROVALS
          As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).
     5.5 NOTIFICATION
          Between the date of this Agreement and the Closing Date, the Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, the Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS
          Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Company by Seller or any Related Person of Seller to be paid in full prior to Closing.
     5.7 NO NEGOTIATION
          Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.
     5.8 BEST EFFORTS
          Between the date of this Agreement and the Closing Date, Seller and Buyer will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     5.9 TAX MATTERS
          Seller will and will cause the Company to:
     (a) Post-Closing Tax Returns. Cause all Taxes attributable to the Section 338(h)(10) Elections to be considered allocable to the taxable period or portion thereof ending on the Closing Date and payable by Seller. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other Tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1’s furnished to Seller with respect to the Company. The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning after the Closing Date.
     (b) Section 338(h)(10) Election. Join with the Buyer in making Section 338(h)(10) Elections with respect to the sale and purchase of the Shares under this Agreement, if the Buyer, in its sole discretion, decides to make such elections. The Seller and Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer in order to decide whether to make the Section 338(h)(10) Elections.
     (c) Preparation and filing of documents related to Section 338(h)(10) Elections. If the Buyer decides to make the Section 338(h)(10) Elections, the Buyer shall give the Seller notice of its decision to make the Section 338(h)(10) Elections, and the Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer or the Seller in order to timely file, preserve or perfect the Section 338(h)(10) Elections. Buyer shall be responsible for the preparation and filing of all forms and documents necessary for making or perfecting the

Section 338(h)(10) Elections (collectively, “Section 338 Forms”). Buyer shall provide the Section 338 Forms to the Seller for execution and shall advise the Seller in writing of those actions that Buyer reasonably considers necessary and appropriate for the Seller to take to effect, preserve, or perfect timely the Section 338(h)(10) Elections. The Seller agrees to take such actions so reasonably advised by Buyer. The Sellers agree to execute and deliver to the Buyer the Section 338 Forms provided by the Buyer for execution not later than ten (10) business days after any such forms are provided by Buyer for execution, and take timely such other actions as may be necessary to effect, preserve, or perfect timely the Section 338(h)(10) Elections.
          (d) Purchase Price Allocation. The parties agree that the consideration to be paid pursuant to Section 2.2 and Section 2.5 of this Agreement and other items properly includible in the deemed sales price of the assets of the Company pursuant to the Section 338(h)(10) Elections shall be allocated, for Tax purposes, among the assets of the Company in a manner consistent with the provisions of Section 338 and Section 1060 of the Code and all regulations promulgated thereunder, and the Seller and Buyer shall fully cooperate in making the allocation of such consideration and other items properly included in the deemed sales price. The Buyer shall prepare IRS Form 8883 for inclusion with the federal income Tax Return of the Company ending on the Closing Date and any similar allocation required under state, local, or foreign law (collectively, “IRS Form 8883”). The Buyer shall permit the Seller’s representative to review and comment on IRS Form 8883. The Company, the Seller and the Buyer agree to report this transaction for federal Tax purposes as a valid election under Section 338(h)(10) and in accordance with IRS Form 8883 as ultimately filed, and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any Tax Return of the Seller, the Company or the Buyer by a Government Body, the fair market values are finally determined to be different from IRS Form 8883, as adjusted, the Buyer, the Company and the Seller may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.
          (e) Tax Certificate. Upon request, use reasonable efforts to obtain any certificate or other documents from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed pursuant to the Section 338(h)(10) Elections.
6. COVENANTS OF BUYER PRIOR TO CLOSING DATE
     6.1 APPROVALS OF GOVERNMENTAL BODIES
          As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
     6.2 PAYMENT OF CERTAIN FEES AND EXPENSES
          Buyer agrees to pay all fees and expenses associated with (i) compliance with the HSR Act, (ii) preparation of the Balance Sheet, the Interim Term Balance Sheet and other financial statements and reports by UHY Mann Frankfort Stein & Lipp or others, (iii) any auditing or testing work performed by UHY Mann Frankfort Stein and Lipp or others, (iv) any environmental testing and the Phase I environmental report, and (v) the Section 338(h)(10) Elections and compliance therewith including legal and accounting fees of Seller related thereto.
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 ACCURACY OF REPRESENTATIONS
          (a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.
          (b) Each of Seller’s representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.
     7.2 SELLER’ PERFORMANCE
          (a) All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
          (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

     7.3 CONSENTS
          Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.
     7.4 ADDITIONAL DOCUMENTS
          Each of the following documents must have been delivered to Buyer:
          (a) an opinion of Perret Doise, A Professional Law Corporation, dated the Closing Date, in the form reasonably satisfactory to Buyer;
          (b) estoppel certificate executed on behalf of Seller or JEVM, L.L.C. as to real property leased by the Company from Seller or JEVM, L.L.C., dated as of the Closing Date, each in the form of Exhibit 7.4(b); and
          (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Seller’s representations and warranties, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     7.5 NO PROCEEDINGS
          Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS
          There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.
     7.7 NO PROHIBITION
          Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal

Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
     7.8 FINANCING
          Buyer shall have obtained on terms and conditions satisfactory to it all of the financing Buyer needs in order to consummate the Contemplated Transactions. In the event that Buyer is unable to obtain the necessary financing prior to January 31, 2006, then Buyer shall pay to Seller an amount equal to $1,500,000 in cash (“Breakup Fee”) by wire transfer of immediately available funds to an account designated by Seller, provided, however, that Seller shall not be entitled to the Breakup Fee if Seller materially Breaches any provision of the Agreement or fails to satisfy any of the conditions in Section 7 of this Agreement and such Breach or failure is the cause of Buyer’s inability to obtain financing. The Breakup Fee shall be the sole and exclusive remedy of the Seller in the event Buyer is unable to obtain financing and the parties have agreed that such Breakup Fee shall constitute liquidation damages.
8. CONDITIONS PRECEDENT TO SELLER’ OBLIGATION TO CLOSE
     Seller’ obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
     8.1 ACCURACY OF REPRESENTATIONS
          All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
     8.2 BUYER’S PERFORMANCE
          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).
     8.3 NO INJUNCTION
          There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     8.4 ADDITIONAL DOCUMENTS
          Each of the following documents must be delivered to Seller:
          (a) an opinion of General Counsel to Buyer, dated the Closing Date, in the form of Exhibit 8.4(a);
          (b) such other documents as Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.
     8.5 NO PROHIBITION
          Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
9. TERMINATION
     9.1 TERMINATION EVENTS
          This Agreement may, by notice given prior to or at the Closing, be terminated:
          (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;
          (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;
          (c) by mutual consent of Buyer and Seller; or
          (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2006, or such later date as the parties may agree upon.
     9.2 EFFECT OF TERMINATION
          Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
10. INDEMNIFICATION; REMEDIES
     10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE
          All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER
          Subject to the limitations contained in Sections 10.5 and 10.6, Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter, the Disclosure Letter,

the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;
          (b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(iv) as having caused the condition specified in Section 7.1 not to be satisfied;
          (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement;
          (d) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;
          (e) any matter disclosed in Part 3.15 of the Disclosure Letter; or
          (f) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.
     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER— ENVIRONMENTAL MATTERS
          In addition to the provisions of Section 10.2, and subject to the limitations set forth in Sections 10.5 and 10.6, Seller will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:
          (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or the Company or by any other Person for whose conduct they are or may be held responsible; or

          (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.
Buyer and Seller will be entitled to jointly control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.
     10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER
          Subject to the limitations of Section 10.7, Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:
          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
          (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;
          (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;
          (d) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the operation, or condition of the Facilities after the Closing Date, or (B) any Hazardous Materials or other contaminants that are present at the Facilities after the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, located on the Facilities, that are, or are allegedly, generated, transported, stored, treated, Released, or otherwise handled by Buyer or the Company or by any other Person for whose conduct they are or may be held responsible at any time after the Closing Date, or (B) any Hazardous Activities that are, or are allegedly, conducted by Buyer or the Company at the Facilities or by any other Person for whose conduct they are or may be held responsible after the Closing Date;

          (e) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Buyer or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company after the Closing Date, or from Hazardous Material that are (i) present or suspected to be present after the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from the Facilities and are present or suspected to be present on any of the Facilities after the Closing Date) or (ii) Released or allegedly Released by Buyer or the Company or any other Person for whose conduct they are or may be held responsible, at any time after the Closing Date.
          The indemnification provided by Buyer to Seller in Sections 10.4(d) and (e) shall in no way negate or relieve Seller from the indemnification provided to Buyer under Section 10.3 hereof for any matter of which Seller had Knowledge or which was caused by Seller or the Company prior to the Closing Date.
     10.5 TIME LIMITATIONS
          If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, or 5.9 unless on or before January 2, 2008, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 5.9 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made on or before January 15, 2011.
          If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before January 2, 2008, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller, provided, however, Buyer’s obligations to Seller under the Section 338(h)(10) Elections may be made on or prior to January 15, 2011.
     10.6 LIMITATIONS ON AMOUNT—SELLER
          Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c), or clause (d) of Section 10.2 until the total of all Damages with respect to such matters exceeds $150,000, and then, only for Damages in excess of $150,000. In no event shall the aggregate indemnification to be provided by Seller for claims under Section 10.2(a)-

(d) exceed the amount of $15,000,000, provided, however, with respect to claims resulting from any Breach of any representation or warranty set forth in Sections 3.3, 3.11, 3.13, or from any Breach of any covenant or warranty in Section 5.9 hereof, the obligation of Seller to pay Damages under Section 10.2 shall be limited to the amount of the Purchase Price in Section 2.2. However, this Section 10.6 will not apply to claims of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller of any covenant or obligation.
     10.7 LIMITATIONS ON AMOUNT—BUYER
          Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.4 until the total of all Damages with respect to such matters exceeds $150,000, and then, only for Damages in excess of $150,000. In no event shall the aggregate indemnification to be provided by Buyer pursuant to the matters described in Section 10.4 exceed $15,000,000. However, this Section 10.7 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches. The additional Purchase Price due to Seller, if any, under Section 2.6 hereof shall not be subject to this Section 10.7.
     10.8 PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS
          (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a

Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) Seller hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.
     10.9 PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS
          A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
11. GENERAL PROVISIONS
     11.1 EXPENSES
          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay all amounts payable to its investment banker in connection with this Agreement and the Contemplated Transactions. Buyer will pay all of the HSR Act filing fee and all expenses associated therewith. Buyer and Seller will each pay their own expenses related to the Contemplated Transaction. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
     11.2 PUBLIC ANNOUNCEMENTS
          Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determines. Unless consented to by the other, in advance or required by Legal Requirements, prior to the Closing Seller and Buyer shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Seller and Buyer will have the right to be present for any such communication.
     11.3 CONFIDENTIALITY
          Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by [or necessary or appropriate in connection with] legal proceedings.
          If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.
     11.4 NOTICES
          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:	Joe Van Matre
201 Rivergate Drive
Lafayette, LA 70508

with a copy to:	Henry C. Perret, Jr.
Perret Doise, APLC
P. O. Drawer 3408
Lafayette, LA 70502
Facsimile: (337) 262-9001
Email: hperret@perretdoise.com

and to

James J. Adams
1030 Lafayette Street
Lafayette, LA 70501
Facsimile: (337) 234-0375
Email: fouadam@earthlink.net

Buyer:	Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Attention: Theodore F. Pound III
Facsimile: (713) 369-0555
Email: tpound@alchenergy.com
     11.5 JURISDICTION; SERVICE OF PROCESS
          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     11.6 FURTHER ASSURANCES
          The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.7 WAIVER

          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.8 ENTIRE AGREEMENT AND MODIFICATION
          This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated September 21, 2005) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     11.9 DISCLOSURE LETTER
          In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
     11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
          Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.11 SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.12 SECTION HEADINGS, CONSTRUCTION
          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     11.13 TIME OF ESSENCE
          With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.14 GOVERNING LAW
          This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.
     11.15 COUNTERPARTS
          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	ALLIS-CHALMERS ENERGY INC.,
a Delaware corporation

By: /s/ Munawar H. Hidayatallah

Munawar H. Hidayatallah
Chairman and Chief Executive Officer

SELLER:	JOE VAN MATRE

/s/ Joe Van Matre